EXHIBIT 4.4

Note

THIS NOTE HAS BEEN ACQUIRED WITHOUT A VIEW TO DISTRIBUTION AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “ACT”), OR UNDER STATE SECURITIES LAWS. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THIS NOTE MAY BE MADE UNLESS (A) REGISTERED OR EXEMPT FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS AND (B) THE CONDITIONS CONTAINED IN THE NOTE AGREEMENT REFERRED TO BELOW ARE SATISFIED.

Primerica, Inc.

5.5% Note Due March 31, 2015

No. 1	April 1, 2010
$300,000,000

For Value Received, the undersigned, Primerica, Inc. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to Citigroup Insurance Holding Company, or registered assigns, the principal sum of 300,000,000 Dollars (or so much thereof as shall not have been prepaid or redeemed) on March 31, 2015 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance hereof at the rate of 5.5% per annum from the date hereof, payable semiannually, on the 15th day of January and July in each year, commencing with the 15th day of January or July next succeeding the date hereof, until the principal hereof shall have become due and payable, and on the Maturity Date.

Payments of principal of and interest on this Note are to be made in lawful money of the United States of America at 3120 Breckinridge Blvd., Duluth Georgia 30099 or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Agreement referred to below or as provided for in Section 13.2 in the Note Agreement referred to below.

This Note is one of a series of Notes (herein called the “Notes”) issued pursuant to the Note Agreement, dated as of April 1, 2010 (as from time to time amended, the “Note Agreement”), between the Company and the Purchaser named therein and entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 19 of the Note Agreement and (ii) made the representation set forth in Section 5.1 of the Note Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Agreement. The Company’s obligations under the Notes are, jointly and severally, unconditionally guaranteed by the Subsidiary Guarantors, pursuant to Section 18.11 of the Note Agreement.

This Note is a registered Note and, as provided in the Note Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional redemption, in whole or from time to time in part, at the times and on the terms specified in the Note Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Note Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Primerica, Inc.

By:	/s/ Peter W. Schneider
	Name:	Peter W. Schneider
	Title:	Executive Vice President and Secretary

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